Exhibit 99.1

Arsanis Reports Business Highlights and Financial Results for First Quarter 2018

ASN100 Phase 2 Trial Interim Analysis Results Expected in Late June

WALTHAM, Mass. and VIENNA, Austria – May 10, 2018 – Arsanis, Inc. (NASDAQ: ASNS), a clinical-stage biopharmaceutical company focused on applying monoclonal antibody (mAb) immunotherapies to address serious infectious diseases, today reported business highlights and financial results for the first quarter ended March 31, 2018.

“We made significant progress across the business during the first quarter of 2018 and plan to report results of a planned interim analysis of our Phase 2 clinical study of ASN100 in late June. This analysis will evaluate the data collected from one third of the 354 patients targeted in this study,” said René Russo, President and Chief Executive Officer of Arsanis. “This analysis will be conducted by an independent data monitoring committee to assess the statistical assumptions of the trial design and Arsanis will remain blinded to the data. Assuming that this analysis does not result in recommended adjustments to the sample size and recommends that the trial continue as designed, we expect to report top-line efficacy results from the completion of the trial in the second half of 2018.”

ASN100, Arsanis’ lead product candidate, is a first-in-class mAb therapy that is designed to neutralize the six cytotoxins critical to Staphylococcus aureus pneumonia pathogenesis and is currently being evaluated in a Phase 2 clinical trial for the prevention of S. aureus pneumonia in high-risk, mechanically ventilated patients. Arsanis believes ASN100 has both preventive and therapeutic potential in this setting and may reduce the need for multiple antibiotic courses that contribute to antibiotic resistance, toxicity, and subsequent infections. The company believes infection prevention in this population could also reduce mechanical ventilation days, shorten hospital stays, reduce healthcare costs, and decrease the risk of re-hospitalization.

First Quarter 2018 and Recent Key Business Highlights

In addition to the continued advancement of its lead ASN100 clinical program, Arsanis made progress in other key areas of the business:

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Strengthened intellectual property portfolio for its lead product candidate, ASN100, with the granting of U.S. Patent No. 9914767 by the United States Patent and Trademark Office, which broadly claims composition of matter for antibodies that cross-neutralize Staphylococcus aureus alpha hemolysin (Hla) and up to four additional S. aureus leukocidins.

•

Entered into an agreement under which a subsidiary of Bravos Biosciences, LLC, has secured an exclusive, worldwide preclinical development license, and an option to a clinical development and commercialization license, to mAbs targeting E. coli that were discovered by Arsanis in its ASN200 program.

•

Presented five scientific posters at the 28th European Congress of Clinical Microbiology and Infectious Diseases (ECCMID) highlighting new research findings and supportive data across all mAb programs in Arsanis’ pipeline.

Upcoming Activities

Arsanis will present at the following conferences in the second quarter 2018:

•	Presentation at the 21st Making a Difference in Infectious Diseases Conference from May 9-12, 2018 in Orlando, FL
•	Corporate overview presentation at the 25th BIO Annual Meeting on June 5, 2018 in Boston, MA
•	Participation in panel entitled New Development Strategies for Vaccines and Therapeutics for the Developing World at the 25th BIO Annual Meeting on June 6, 2018 in Boston, MA

•	Two presentations at ASM Microbe 2018 from June 7-11, 2018 in Atlanta, GA
•	Presentation at Understanding the Development Challenges Associated with Emerging Non-Traditional Antibiotics Conference on June 14, 2018 in Washington, DC

First Quarter 2018 Financial Results

For the first quarter ended March 31, 2018, Arsanis reported a net loss of $10.6 million, or $0.74 loss per share, as compared to a net loss of $5.4 million and $10.49 loss per share for the first quarter of 2017.

Operating expenses for the first quarter of 2018 were $11.0 million, as compared to $5.8 million for the first quarter of 2017, and were comprised of the following:

Research and development expenses were $8.1 million for the first quarter of 2018, as compared to $4.4 million for the first quarter of 2017. The increase was primarily due to an increase of $2.8 million in direct costs for our ASN100 program, an increase of $0.2 million in direct costs for our ASN500 program, and an increase of $0.7 million in unallocated research and development expenses.

General and administrative expenses were $2.8 million for the first quarter of 2018, as compared to $1.4 million for the first quarter of 2017. The increase was primarily related to additional costs associated with operating as a public company, including increased personnel costs as well as an increase in professional fees. Of the $1.4 million increase, $0.6 million was related to personnel-related costs (including an increase in stock-based compensation of $0.3 million) and $0.6 million was related to an increase in professional fees.

Other income, net, was $0.3 million for the first quarter of 2018, as compared to $0.4 million for the first quarter of 2017. The decrease was primarily due to a decrease of $0.8 million in gains recognized as a result of decreases in the fair value of the derivative liability associated with our convertible promissory notes and a decrease in grant and incentive income of $0.3 million primarily associated with our grants and loans from Österreichische Forschungsförderungsgesellschaft mbH (FFG) and an Austrian research and development incentive program. These decreases were partially offset by a decrease of $0.8 million in interest expense primarily associated with our convertible promissory notes and an increase in interest income of $0.2 million, primarily from the bank interest earned on the cash received from the initial public offering and concurrent private placement of our common stock.

As of March 31, 2018, our cash and cash equivalents totaled $64.0 million, with approximately 14.29 million shares of common stock outstanding.

About Arsanis

Arsanis, Inc. is a clinical-stage biopharmaceutical company focused on applying monoclonal antibody (mAb) immunotherapies to address serious infectious diseases. A deep understanding of the pathogenesis of infection, paired with access to some of the most advanced mAb discovery techniques and platforms available today, has positioned Arsanis to build and advance a pipeline of novel mAbs with multiple mechanisms of action and high potency against their intended targets. The Company’s lead clinical program, ASN100, is aimed at serious Staphylococcus aureus infections and is being evaluated in a Phase 2 clinical trial for the prevention of S. aureus pneumonia in high-risk, mechanically ventilated patients. In addition to ASN100, the Company’s preclinical pipeline is comprised of mAbs targeting multiple serious bacterial and viral pathogens, including respiratory syncytial virus.

Arsanis is a U.S. company headquartered in Waltham, Massachusetts, with a wholly owned subsidiary that is primarily focused on discovery research in Vienna, Austria (Arsanis Biosciences GmbH).

For more information, please visit the Arsanis website at www.arsanis.com.

ARSANIS, INC.
CONSOLIDATED BALANCE SHEETS (unaudited)
(In thousands)

	March 31, 2018	December 31, 2017
Assets
Cash and cash equivalents	$63,999	$76,793
Restricted cash	363	355
Grant and incentive receivables	1,926	1,608
Property and equipment, net	384	421
Prepaid expenses and other assets	2,549	2,077
Total assets	$69,221	$81,254
Liabilities and stockholders’ equity
Accounts payable, accrued expenses and other liabilities	$6,256	$7,681
Unearned income	2,526	2,630
Loans payable, net of discount	12,016	12,236
Total liabilities	20,798	22,547

Stockholders’ equity	48,423	58,707
Total liabilities and stockholders' equity	$69,221	$81,254

ARSANIS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)
(In thousands, except share and per share data)

	Three months ended March 31,
	2018	2017

Operating expenses
Research and development	$8,133	$4,391
General and administrative	2,817	1,436
Total operating expenses	10,950	5,827
Loss from operations	(10,950)	(5,827)

Grant and incentive Income	445	700
Interest expense	(267)	(1,019)
Interest income	216	—
Change in fair value of derivative liability	—	762
Other income (expense), net	(74)	(1)
Total other income (expense), net	320	442

Net loss	(10,630)	(5,385)

Accretion of redeemable convertible preferred stock to redemption value	—	(7)
Net loss attributable to common stockholders	$(10,630)	$(5,392)
Net loss per share attributable to common stockholders, basic and diluted	$(0.74)	$(10.49)
Weighted-average common shares outstanding, basic and diluted	14,294,421	513,900

Cautionary note regarding forward-looking statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve substantial risks and uncertainties, including statements regarding the development and regulatory status of our product candidates, the timing and conduct of clinical trials and preclinical studies, the timing for the interim analysis and potential top-line data for the Phase 2 clinical trial of ASN100, and the potential application of any of the Company’s product candidates in any other indications. All statements, other than statements of historical facts, contained in this press release, including statements regarding our strategy, future operations, future financial position, future revenue, projected costs, prospects, plans and objectives of management, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “would,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.  We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make as a result of important factors, including, but not limited to: uncertainties inherent in the availability and timing of data from ongoing clinical trials; the content and timing of decisions made by the U.S. Food and Drug Administration and other regulatory authorities and investigational review boards at clinical trial sites; Arsanis' ability to obtain and maintain requisite regulatory approvals and to enroll patients in its planned and ongoing clinical trials; competitive factors; Arsanis' ability to obtain, maintain and enforce patent and other intellectual property protection for any product candidates it is developing; the availability of cash resources and need for additional financing or other actions and other important risk factors as set forth in filings that we periodically make with the U.S. Securities Exchange Commission, or SEC.  The forward-looking statements contained in this press release reflect the current views of Arsanis, Inc. with respect to future events, and we assume no obligation to update any forward-looking statements except as required by applicable law.

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Media Contact:

Elliot Fox

W2O Group

212.257.6724

efox@w2ogroup.com

Investor Contact:

Michael Gray, 781-819-5201

Chief Operating and Chief Financial Officer

mike.gray@arsanis.com